Exhibit 99.1
Contact:
Express-1 Expedited Solutions, Inc.
Jeff Curry
269-695-4955
Jeff.Curry@express-1.com
EXPRESS-1 EXPEDITED SOLUTIONS (AMEX:XPO) CONTINUES DRIVING
MOMENTUM FOR SEVENTH CONSECUTIVE QUARTER
“REVENUES UP 25%; OPERATING INCOME UP 43%”
BUCHANAN, Mich. — August 9, 2007 — Express-1 Expedited Solutions, Inc. today reported higher revenues and operating income for the second quarter, ended June 30, 2007.
Express-1, one of the nation’s top providers of ground expedited services for the automotive, manufacturing, logistics, service, and other industries, reported a 24.5% increase in revenue in the second quarter of 2007. Revenues increased to $13.8 million compared to $11.1 million in the second quarter of 2006. During the same period, income from operations (income before income tax provision) increased by 42.8% to $1,211,000 versus $848,000 for the same period in 2006.
The Company’s net income was $754,000 or $0.03 per diluted share for the second quarter of 2007 compared to $848,000 or $0.03 per diluted share for the second quarter of 2006. The decline is related the provision for current taxes during the 2007 period. The Company did not record a current provision for taxes during the second quarter of 2006, and estimates its net operating loss carry-forwards (NOL’s) have been reduced to approximately $6.3 million as of June 30, 2007. At the start of 2007, the Company had net operating loss carry forwards of approximately $8.3 million, which are reduced by current taxable earnings. The Company does not anticipate paying a significant amount of cash for income taxes until its net operating losses are exhausted.
“Express-1 continues to build on its success, and now has completed seven consecutive quarters with growth. We’re gaining market share as reflected by our increases in revenue, and remain focused on our earnings, as shown by our income from operations. Our fleet of independent contractors, or value providers (“VP’s”) as we call them, has steadily increased and we are focused on giving them more miles and enhancing their quality life,” said Michael Welch, the Company’s Chief Executive Officer. Jeff Curry, the Company’s President stated, “within our primary operating segment we increased our revenues while delivering strong margins for the quarter. We remain focused on cost containment and successfully controlled our SG&A increases in relation to our top-line growth. Capacity improved with our average fleet of VP’s increasing by 36% during the period.” Mr. Welch added, “At the same time, our Evansville segment showed a small increase in revenue during the period. Evansville remains profitable and contributed to our overall results for the period. We remain focused on pushing our momentum as we head into the second half of 2007.”

Chief Financial Officer Mark Patterson said, “The Company is clearly demonstrating the operating leverage we’ve spoken of in the past. Our income from operations grew at a much greater rate than that for our revenues during the period. We’re committed to this model, cautious about overhead increases and careful in our spending. Our reliance on a variable cost model and the use of VP’s continued to support favorable margins. We recognized a gross margin of 25.4% for the second quarter of 2007 versus 25.7% in the same quarter last year. We’re pleased with these results and proud of the commitment of our team.”
Outlook
“Looking ahead to 2007, we continue to be focused on adding to our fleet capacity and on further developing of our customer base. These are two of the primary keys of our successful organic growth,” Welch said. “We want to be one of the largest and the most reliable of the ground expediters in the country. We’re confident in our business model and believe that by remaining conservative and goal-focused in our approach we will be able to continue delivering strong results in revenue growth and profitability.”
Conference Call/Webcast Information
Management will conduct a conference call August 10th at 11:00 a.m. Eastern to discuss the Company’s second quarter financial results. Those interested in accessing a live or archived Webcast of the call should visit the Company’s Website at www.express-1.com. Those wishing to take part in the live teleconference call can dial 201-689-8049 (international) or 877-407-9210. A playback will be available through midnight on August 17, 2007. To listen to the playback, please call 201-612-7415 (international) or 877-660-6853. Use account number 286 and conference ID number 249228.
About Express-1 Expedited Solutions, Inc.
Offering same-day, time — sensitive, and dedicated transportation to more than 1500 customers, Express-1 is one of the largest ground expedite companies in the country. The company’s premium transportation service is provided through its 24/7 operations center, by experienced inside sales staff using the latest in vehicle tracking and dispatch software. Express-1 services customers in the 48 states and Canada and has outside sales staff that covers the Midwest and Southeast. Express-1 utilizes an asset light operating model working with independent contractors that live throughout the Country. Express-1 Expedited Solutions, Inc. is publicly traded on the American Stock Exchange under the symbol XPO. For more information about the Company, visit www.express-1.com.
Forward-Looking Statements
This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: that our recent reorganization fails to result in projected operating efficiencies; the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with customers, whether due to competition or other factors; the inability to comply with regulatory requirements governing our business operations; and to the general risks associated with our businesses.
In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Express-1 Expedited Solutions, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$328,000	$79,000
Accounts receivable, net of allowances of $70,000 and $77,000, respectively	6,699,000	5,354,000
Prepaid expenses	147,000	265,000
Other current assets	303,000	181,000
Deferred tax asset, current	1,069,000	1,069,000

Total current assets	8,546,000	6,948,000

Property and equipment, net of $1,601,000 and $1,410,000 in accumulated depreciation, respectively	2,408,000	2,488,000

Goodwill	5,527,000	5,527,000
Identified intangible assets, net of $1,164,000 and $1,004,000 in accumulated amortization, respectively	4,065,000	4,225,000
Loans and advances	125,000	143,000
Deferred tax asset, long term	1,334,000	2,069,000
Other long term assets	381,000	209,000

	$22,386,000	$21,609,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,109,000	$1,034,000
Accrued salaries and wages	576,000	724,000
Accrued acquisition earnouts	0	1,960,000
Accrued expenses, other	1,490,000	740,000
Current maturities of long term debt	117,000	117,000
Other current liabilities	530,000	295,000

Total current liabilities	3,822,000	4,870,000

Line of credit	1,346,000	1,159,000
Notes payable and capital leases, net of current maturities	58,000	127,000
Other long-term liabilities	108,000	115,000

Total long-term liabilities	1,512,000	1,401,000

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares no shares issued or outstanding
Common stock, $.001 par value; 100,000,000 shares authorized; 26,915,880 and 26,516,037 shares issued and 26,735,880 and 26,336,037 shares outstanding
	27,000	27,000
Additional paid-in capital	20,958,000	20,459,000
Accumulated deficit	(3,826,000)	(5,041,000)
Treasury stock, at cost, 180,000 shares held	(107,000)	(107,000)

Total stockholders’ equity	17,052,000	15,338,000

	$22,386,000	$21,609,000

Express-1 Expedited Solutions, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Revenues
Operating revenue	$13,842,000	$11,120,000	$25,335,000	$20,675,000

Expenses
Direct expenses	10,328,000	8,257,000	18,801,000	15,386,000

Gross margin	3,514,000	2,863,000	6,534,000	5,289,000

Sales, general and administrative expense	2,242,000	1,923,000	4,492,000	3,644,000
Other expense	27,000	29,000	34,000	132,000
Interest Expense	34,000	63,000	58,000	108,000

Income before income tax provision	1,211,000	848,000	1,950,000	1,405,000

Income tax provision	457,000	—	735,000	—

Net income	$754,000	$848,000	$1,215,000	$1,405,000

Earnings per common share
Basic income per common share	0.03	0.03	0.05	0.05
Diluted income per common share	0.03	0.03	0.04	0.05

Weighted average common shares outstanding
Basic weighted average common shares outstanding	26,706,100	26,285,034	26,574,016	26,285,034
Diluted weighted average common shares outstanding	27,509,728	26,441,809	27,365,538	26,398,952
Included within the expenses above are depreciation and amortization of $220,000 and $254,000 for the three months ended June 30, 2007 and 2006, respectively; and $451,000 and $513,000 for the six months ended June 30, 2007 and 2006, respectively.

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